UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

ARROW INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

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The following letter was sent to Richard T. Niner on May 17, 2007:
Arrow International, Inc.
2400 Bernville Road
Reading, PA 19605
May 17, 2007
Mr. Richard T. Niner
Wind River Partners, LLC
1110 Maple Way, Suite G
P.O. Box 6754
Jackson, WY 83002
Dear Mr. Niner:
We received your letter dated May 15, 2007. We are glad to learn you are not opposed to a sale of the Company under all circumstances and are weighing the risks and rewards of continuing ownership versus other transactions. We believe this is a decision that all shareholders should be given the opportunity to make for themselves and that the Company should do everything it can to provide that opportunity to all shareholders. We believe the right thing to do at this point is to develop those options so they can be fully presented at the annual meeting.
Sincerely,

/s/ R. James Macaleer R. James Macaleer Lead Director
The Company will file a proxy statement in connection with its 2007 annual meeting of stockholders. Company stockholders are strongly advised to read the proxy statement and the accompanying proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at the Company’s internet website at www.arrowintl.com or by writing to Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605. For a list of participants involved in the proxy solicitation and a description of their direct or indirect interests, please see the 14a-12 Soliciting Materials filed by the Company on May 9, 2007.